Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Basin Scientific, Inc.:

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 1, 2016, with respect to the audited financial statements of Great Basin Scientific, Inc. as of December 31, 2015 and 2014 and for the years then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the financial statements. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Salt Lake City, Utah

March 1, 2016